Exhibit 99.1

Loyalty Ventures Inc. Provides Update on its
AIR MILES® Reward Program Business

DALLAS, Texas, June 8, 2022 – Loyalty Ventures Inc. (Nasdaq: LYLT), a leading provider of tech-enabled, data-driven consumer loyalty solutions, today provided an update on developments at its AIR MILES Reward Program (“AIR MILES”).

The Company disclosed that its AIR MILES Reward Program segment and AIR MILES' Sponsor, Sobeys were unable to align on extension terms; consequently, Sobeys provided notice of its intent to exit the program on a region-by-region basis, beginning with Atlantic Canada, between August and the first quarter of 2023. Management is confident in AIR MILES’ ability to convert this development into a growth opportunity over the medium-term.

Charles Horn, Chief Executive Officer commented, “Our long-time AIR MILES' Sponsor, Metro, remains committed to the AIR MILES coalition and will continue to welcome the millions of customers that shop and redeem in their stores where the AIR MILES Reward Program is offered—namely, Ontario, Canada’s most populous province. Metro intends to work closely with AIR MILES to continue to offer the best value to its customers in their food or pharmacy stores to earn and redeem their AIR MILES reward miles with Metro. Additionally, AIR MILES will have the ability to expand into adjacent verticals, including mass merchants, convenience stores, dollar stores and other retailers that were previously precluded by the terms of the Sobeys contract. We are in active discussions with grocers as well as those verticals that have been previously unavailable to us.”

The Company expects that the primary impact of this development in 2022 will be on the number of AIR MILES reward miles issued, as Sobeys represented approximately 10% of Loyalty Ventures’ adjusted EBITDA in 2021. Given the uncertainty related to the timing of the transition of Sobeys’ additional regions and the currency and program timing issues often associated with its BrandLoyalty business, Loyalty Ventures will re-evaluate its 2022 revenue and EBITDA guidance when there is more clarity, which management hopes to have by the time of its second quarter earnings release.

In the meantime, AIR MILES is moving ahead with its programs to drive greater consumer engagement through investments in the AIR MILES app and improving the Collector value proposition in-store and online. For Sponsors, AIR MILES’ capital investment is enabling expanded data access, enhanced content personalization, and accelerating the development of its media platform. The recent renewal of our top five sponsor, American Express, was an important vote of confidence, and we look forward to additional positive developments in the coming months. Additionally, AIR MILES continues to expand the value proposition for Collectors and add highly sought-after brands to airmilesshops.ca, the online shopping portal where consumers can earn miles for shopping at hundreds of popular online stores including Amazon, Samsung, Sephora, Uniqlo and more. This reflects the success of our strategy to introduce more flexible models to deliver value to both Collectors and brands.

About Loyalty Ventures Inc.

Loyalty Ventures Inc. (Nasdaq: LYLT), an S&P SmallCap 600 company, is a leading provider of tech-enabled, data-driven consumer loyalty solutions. We help partners achieve their strategic and financial objectives including increased consumer basket size, shopper traffic, frequency, digital reach and enhanced program reporting and analytics.

We help financial services providers, retailers and other consumer-facing businesses create and increase customer loyalty across multiple touch points from traditional to digital to mobile and emerging technologies. We own and operate the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of purpose-driven, tailor-made, campaign-based loyalty solutions for grocers and other high-frequency retailers.

At our AIR MILES Reward Program, AIR MILES Collectors earn AIR MILES at more than 300 leading Canadian, global and online brands and at thousands of retail and service locations across the country. This activity powers an unmatched data asset which along with world-class analytics and marketing capabilities, enables clients to accelerate their marketing activities and ROI. AIR MILES provides Collectors the flexibility and choice to use AIR MILES on aspirational rewards such as merchandise, travel, events or attractions or, instantly, in-store or online, through AIR MILES Cash at participating Partner locations. For more information, visit: airmiles.ca. Having celebrated the issuance of its 100 Billionth Mile in 2021, AIR MILES invites Canadians to visit the Program on Facebook, Instagram and Twitter.

BrandLoyalty provides winning loyalty campaigns by connecting high-frequency retailers, brand partners, and shoppers. BrandLoyalty changes shoppers’ behavior in high-frequency retail worldwide - both on a transactional and emotional level. Find out more via brandloyalty.com or on LinkedIn and YouTube.

More information about Loyalty Ventures can be found at loyaltyventures.com.

Caution Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results and future economic conditions, including, but not limited to, changes in geopolitical conditions, fluctuation in currency exchange rates, market conditions and COVID-19 or other impacts related to reduction in demand from or changes in clients, supply chain disruption with respect to our rewards, disruptions in the airline or travel industries and labor shortages due to quarantine.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section of both (1) our Form 10-K for the most recently ended fiscal year and (2) any updates in Item 1A, or elsewhere, in our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K or any updates thereto. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Investor Contact:
Lynn Morgen

ADVISIRY PARTNERS

lynn.morgen@advisiry.com

+1.212.750.5800